Portions of this Exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed. Omitted information has been identified as follows “[***]”.

Tim Roberts
EVP, Midstream & Chemicals

Phillips 66
2331 City West Blvd.
HQ-15-S1534
Houston, Texas 77042
832.765.1789

March 3, 2023

Mr. Don Baldridge

Dear Don:

It is with pleasure that we offer you a position in the Phillips 66 organization. This offer provides you with the opportunity to join the Company at an exciting time.

The details of the offer are as follows:

Job Title:    Interim CEO, DCP Midstream
Base Salary:             $550,000/year
Total Target Comp:        $2,007,500 (base + variable)
Inducement Grant:        $1,500,000 (RSU)
Location:             Houston, Texas
Manager:             Tim Roberts / EVP, Midstream & Chemicals
Desired Reporting Date:     April 1, 2023

Salary and Variable Cash Incentive Program

Subsequent changes to your salary will be based on your performance and our compensation policy.

In addition to your base salary, you will be eligible to participate in the Variable Cash Incentive Program (VCIP). The Human Resources and Compensation Committee generally approves the awards annually after the completion of the program year. Individual awards are based upon Company performance. The awards can range from 0% to 200% of the target. Your target award will be 65% of your eligible earnings paid during the year.

Executive Programs

In addition to your base salary and VCIP, you will be eligible to participate in the following executive level compensation programs:

Restricted Stock Unit Program: This is an annual program, which, if approved, could result in you receiving an award. The Special Equity Awards Committee generally approves the awards annually in February.

Under the 2022 compensation structure, you have a target award of 50% of your base salary. The 2023 grant will be based on your starting salary.

Stock Option Program: This is an annual program, which, if approved, could result in you receiving an award. The Special Equity Awards Committee generally approves the awards annually in February.

Under the 2022 compensation structure, you have a target award of 50% of your base salary. The 2023 grant will be based on your starting salary.

Performance Shares: This is a program where target awards are contingent shares of Phillips 66 stock that are earned based on the Company’s performance over a three-year period, and approved awards will be paid out in cash. Your target award for the next performance period (PSP 2023 – 2025) under the current compensation structure, subject to program rules, will be 100% of your starting salary.

Inducement Grants

Restricted Stock Unit Award: Upon completion of your first day at Phillips 66, you will receive an award of restricted stock units.  The number of units will be determined by dividing $1,500,000 by the Fair Market Value of Phillips 66 stock on the date of your employment. The restrictions would lapse and the units vest on the third anniversary of employment with Phillips 66. If that is a non-trading date, the last preceding date will be used. Units will be eligible for dividend equivalents, which are paid on a quarterly basis

The Award will vest upon Retirement only if you are not placed in one of the following roles by [***]

Vacation Benefit

A special vacation benefit is available for experienced exempt hires. Based on your related prior work experience, you will be granted 32 years of service recognition to adjust your Vacation Eligibility Date. This adjusted Vacation Eligibility Date will be used to compute all future vacation according to the Phillips 66 Vacation policy. We are pleased to provide a vacation benefit of 6 weeks.

19/30 or 9/80 Program

You have the option to participate in one of the following workplace flexibility programs:

•Under the 19/30 Program, you receive one personal day off each month in return for working an extra 30 minutes each day.  It must be taken in full day increments and cannot be carried over from month to month.

•Under the 9/80 Program, you work 80 hours over nine business days which enables you to be off every other Friday.

Executive Benefits

You will be eligible for the following executive benefits:

•Executive Health Program – designed to promote and protect your health.  This program is a complete personal wellness assessment at Houston Methodist focused on identifying potential health risks and developing steps to prevent future health issues. This service is fully paid for by Phillips 66 and grossed-up for taxes.

•Executive Financial Counseling – designed to help you meet your future financial goals. Provided by The Ayco Company, L.P., a Goldman Sachs Company, will help you create a long‐range financial strategy to address financial and tax issues facing you and your family.  Ayco’s counselors are well versed in our benefits and compensation plans and will assist with Benefits and Compensation Planning, Estate Planning, Investment Planning, Income Tax Planning and Preparation, Risk Management and Long‐Term Cash Flow/Retirement Planning. This service is fully paid for by Phillips 66, however, you will be responsible for the taxes on the imputed earnings of this benefit should you choose to accept it.

Employee Benefits

You will be eligible to participate in the various Phillips 66 employee benefit plans. Please visit our new hire benefits website to explore highlights of our benefits.

Requirements for Employment

This offer is contingent upon your successful completion of certain Pre-Placement Requirements and Employment Eligibility Verification. Failure to successfully complete or meet these requirements in the necessary timeframes may prevent you from being placed in or continuing to remain in your position.

Pre-Placement Requirements: After you have accepted our offer, you will receive information addressing each specific Pre-Placement Requirements which may include a Pre-Placement Medical Questionnaire, and Background Check. As mentioned above, this offer is contingent upon your successful completion of the Pre-Placement Requirements.

Employment Eligibility Verification: Under the provisions of the Immigration Reform and Control Act of 1986, your employer is required to have verification indicating you are authorized to work in the United States. You will be required to provide employment eligibility verification documents within three working days after the start of employment. Click on the following link for more information about Employment Eligibility Verification.

If you have any further questions concerning this offer, please contact Sonya Reed at 832-765-1341 or via e-mail at sonya.m.reed@p66.com. We would like to have your formal reply as soon as possible. We are very interested in you becoming a part of our team and have confidence that you can make significant contributions to our business objectives.

Sincerely,

Tim Roberts

cc:    Sonya Reed

Please sign below acknowledging your acceptance of employment with Phillips 66.

______________________________________________

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